UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 21, 2005
Gladstone Commercial Corporation
(Exact name of registrant as specified in its chapter)

Maryland	0-50363	02-0681276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 287-5800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 21, 2005, Gladstone Commercial Corporation (the “Company”), through its wholly-owned subsidiaries, PZ05 Maple Heights OH LLC, WMI05 Columbus OH LLC and OB Crenshaw GCC LP, obtained a long-term note payable by collateralizing its Maple Heights, Ohio property for $10,896,000, its Columbus, Ohio property for $2,800,000, and its Snyder Township, Pennsylvania property for $5,760,000, for a total of $19,456,000. The note accrues interest at a rate of 5.7107% per year. The note matures on December 8, 2015. The Company may only repay this note three payment dates prior to maturity, or anytime after September 8, 2015, and not be subject to a prepayment penalty. The Company used the proceeds from the note to fund the acquisition of the Maple Heights, Ohio property and used the remainder to pay down the Company’s existing line of credit.
Item 2.01. Completion of Acquisition or Disposition of Assets
On December 21, 2005, the Company, through its “operating partnership,” Gladstone Commercial Limited Partnership, acquired a 347,218 square foot office building located in Maple Heights, Ohio. The building is a single tenant facility and was fully occupied at the time of purchase under a previously existing lease, which was assigned to the Company at the time of purchase.
The property was acquired for an aggregate cost to the Company of approximately $13.6 million in cash, including transaction costs. The Company paid the purchase price and transaction costs using proceeds from the long-term note payable discussed above.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
In connection with the transaction described in Item 1.01 above, the Company entered into a direct financial obligation with Countrywide Commercial Real Estate Finance, Inc. in the amount of $19,456,000. The information contained in Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibit 10.8 — Loan Agreement between PZ05 Maple Heights OH LLC, WMI05 Columbus OH LLC, OB Crenshaw GCC LP and Countrywide Commercial Real Estate Finance, Inc., dated as of December 21, 2005.

Exhibit 10.9 — Promissory Note between PZ05 Maple Heights OH LLC, WMI05 Columbus OH LLC, OB Crenshaw GCC LP and Countrywide Commercial Real Estate Finance, Inc., dated as of December 21, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation (Registrant)
December 22, 2005	By:	/s/ Harry Brill
(Harry Brill, Chief Financial Officer)